EXHIBIT 10 (d)

October 5, 2001

Mr. Philip M. Rolchigo

Osmonics, Inc.

Fairfield Facilities

218 Little Falls Road

Cedar Grove, NJ  07009-1277

Dear Phil:

This letter will confirm our prior conversation.  I am happy to confirm that, as we discussed, if you continue your employment with Osmonics, Inc. (the “Company”) through July 31, 2001, the Company will pay you upon your termination of employment at any time after July 31, 2001, a lump sum payment in the amount of $305,000 (the “2001 Noncompetition Payment”).  Your 2001 Noncompetition Payment will be made within forty-eight (48) hours after your termination of employment with the Company.  In consideration of the Company’s payment to you of the 2001 Noncompetition Payment you agree that, during the one year period beginning on your termination of employment, you will not, without the Company’s prior written approval, which approval shall not be unreasonably withheld: (i) compete with the Company in the separations and filtration industry within the markets which the Company is serving at the time of the termination of your employment, (ii) divulge or use the Company’s confidential information, (iii) solicit or otherwise assist anyone in hiring any of the Company’s employees, nor (iv) interfere with or assist anyone in interfering with any of the Company’s business relationships.

As we also discussed, if you remain in the employment of the Company through July 31, 2002, the Company will pay you upon termination of your employment with the Company at any time thereafter, the sum of three (3) times your annual base salary plus your annual incentive target bonus for the fiscal year in which your employment with the Company terminates (the “2002 Noncompetition Payment”) in addition to the 2001 Noncompetition Payment. The 2002 Noncompetition Payment will be paid in sixteen consecutive equal quarterly payments.  The first payment will be due on the last day of the first calendar quarter ending after your termination of employment with the Company. In consideration of the Company’s payment to you of the 2002 Noncompetition Payment, you agree that, during the four year period beginning with your termination of employment, you will not, without the Company’s prior written approval, which approval shall not be unreasonably withheld: (i) compete with the Company in the separations and filtration industry within the markets which the Company is serving at the time of the termination of your employment, (ii) divulge or use the Company’s confidential information, (iii) solicit or otherwise assist anyone in hiring any of the Company’s employees, nor (iv) interfere with or assist anyone in interfering with any of the Company’s business relationships. The 2002 Noncompetition Payments will cease if you breach your obligations not to compete, not to disclose confidential information, not to hire the Company’s employees, and not to interfere with the Company’s business relationships.

You agree to notify the Company of any employment or consulting arrangement you intend to accept prior to your acceptance and the Company agrees to promptly review the proposed employment or consulting arrangement and to notify you if it reasonably believes that such employment or consulting would violate your obligation set forth above.

You will be entitled to your 2001 and 2002 Noncompetition Payments even if the Company terminates your employment as long as the Company’s termination of your employment is not for cause.  Only your (i) embezzlement from the Company, (ii) commission of a felony which materially harms the Company finances or its reputation, (iii) breach of your obligation not to disclosure or use the Company’s confidential information or (iv) breach of your obligations set forth below, will constitute cause.

Further, as we discussed, if at any time the Company wrongfully fails to pay you your 2001 Noncompetition Payment or 2002 Noncompetition Payment, the Company will be responsible for any and all legal fees you incur in enforcing your rights under this agreement.  In addition, if the Company wrongfully fails to pay your 2002 Noncompetition Payment, the Company will be obligated to pay you twice the amount of 2002 Noncompetition Payment as liquidated damages.

It is further agreed that the amount of time you are required to spend outside of your home state of New Jersey in connection with your employment with the Company will be determined by you in the exercise of your professional judgment.  However, in no event will you be required to spend fifty percent (50%) or more of your time outside of New Jersey so that you will be able to satisfy your custody requirements under your 50-50 joint custody arrangement with your spouse under your pending divorce.

After your termination of employment with the Company, and during the three (3) year period beginning with the date of  your termination of employment, you agree to offer the Company a first right of refusal to buy any invention created by you after your termination of employment which involves separation and filtration in the market then served by the Company.

If this letter agrees with your understanding of our discussion, please sign this letter below where indicated and return a copy to me as soon as possible.  This letter supercedes all prior agreements between you and the company and the payments to be made hereunder are in lieu of any and all other payments to be made to you under any other plan providing for payments upon or as a result of  your termination of employment other than those payments due under the company’s

401(k) plan or stock option plan.

I appreciate this opportunity to continue to work with you and to have you assist the Company in developing and transitioning the development of those products with which you have been involved to your successor.

Sincerely,

OSMONICS, INC.

/s/ Michael L. Snow
Michael L. Snow
Chairman, Compensation Committee

Agreed to and accepted this  5  day of  Oct  2001.

/s/ Philip M. Rolchigo
Philip M. Rolchigo